Registrant Name: Vanguard Institutional Index Fund
CIK:  0000862084
File Number:  811-6093


The Vanguard Institutional Total Stock Market Index
Fund issued a new class of shares called
Institutional Class. The Institutional Class shares were first issued on August 31, 2001.